   As filed with the Securities and Exchange Commission on December 30, 2003.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                  SCHEDULE TO/A
   Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities
                              Exchange Act of 1934

                                (Amendment No. 2)
                                ----------------
                                 PPL CORPORATION
                       (Name of Subject Company (issuer))

                                 PPL CORPORATION
                        (Name of Filing Person (offeror))

               7 3/4% Premium Equity Participating Security Units
                         (Title of Class of Securities)

                                    69352F204
                      (CUSIP Number of Class of Securities)

              JAMES E. ABEL, VICE PRESIDENT--FINANCE AND TREASURER
                                 PPL CORPORATION
                             TWO NORTH NINTH STREET
                       ALLENTOWN, PENNSYLVANIA 18101-1179
                                 (610) 774-5151
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                ----------------

                                    Copy to:
                            VINCENT PAGANO, JR., ESQ.
                         SIMPSON THACHER & BARTLETT LLP
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

                                ----------------

                            CALCULATION OF FILING FEE

================================================================================
  TRANSACTION VALUATION                          AMOUNT OF FILING FEE
--------------------------------------------------------------------------------
     $572,500,000(a)                                   $46,316
================================================================================

(a) Estimated solely for the purpose of determining the registration fee, and calculated as the aggregate stated amount of 22,900,000 7 3/4% Premium Equity Participating Security Units. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $80.90 for each $1,000,000 of the value of the transaction.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     Amount Previously Paid:     $46,316                 Filing Party: PPL Corporation
     Form or Registration No.:   Form S-4 (333-108450)   Date Filed:   September 3, 2003

[ ] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Checkthe appropriate boxes to designate any transactions to which this statement relates:

    [ ] third party tender offer subject to Rule 14d-1     [ ] going-private transaction subject to Rule 13e-3
    [X]  issuer tender offer subject to Rule 13e-4         [ ]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]
================================================================================

         This Amendment No. 2 amends and supplements the Issuer Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on November 18, 2003 (as amended and supplemented, the "Schedule TO") relating to an offer by PPL Corporation, a Pennsylvania corporation (the "Company"), to exchange up to 22,900,000 outstanding 7 3/4% Premium Equity Participating Security Units (PEPSSM) (the "Outstanding PEPS Units") of the Company for 7 3/4% Premium Equity Participating Security Units (PEPSSM), Series B, plus a cash payment of $0.375 for each validly tendered and accepted Outstanding PEPS Unit, upon the terms and subject to the conditions contained in the Prospectus dated November 17, 2003, as amended, and the related Letter of Transmittal, which are parts of the Company's Registration Statement on Form S-4 (File No. 333-108450) (the "Registration Statement") and are incorporated herein by reference.

Items 4, 9 and 11. Terms of the Transaction; Persons/Assets, Retained, Employed,
                   Compensated or Used; Additional Information

         The information set forth in the Company's press release dated December 30, 2003 is incorporated by reference into this Schedule TO in answer to Items 4, 9 and 11.

Item 12.  Exhibits.

         Items 12 is hereby amended and supplemented to add the following exhibit:

Exhibit No.                Description
-----------                -----------

(a)(5)(iii) Press release dated December 30, 2003 (filed pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     PPL CORPORATION



                                     By: /s/  James E. Abel
                                         ---------------------------------------
                                         Name:    James E. Abel
                                         Title:  Vice President--Finance and
                                                 Treasurer





Dated: December 30, 2003





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